Exhibit 5.1

mwe.com

August 22, 2023

Intensity Therapeutics, Inc.

61 Wilton Road, 3rd Floor

Westport, CT 06880

Re:	Intensity Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentleman:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), with respect to the registration of 5,047,856 shares (the Shares) of common stock, par value $0.0001 per share (the Common Stock), of Intensity Therapeutics, Inc., a Delaware corporation (the Company), pursuant to the Intensity Therapeutics, Inc. 2013 Stock and Option Plan (the 2013 Plan) and the Intensity Therapeutics Inc. 2021 Stock Incentive Plan (the 2021 Plan and together with the 2013 Plan, the Plans).

We have examined: (i) the Registration Statement; (ii) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended and supplemented (the Amended and Restated Certificate of Incorporation); (iii) the Company’s Amended and Restated Bylaws (the Amended and Restated Bylaws); (iv) the Plans; and (v) the corporate proceedings relating to the registration of the Shares pursuant to the Plans.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that when the issuance of the Shares has been duly and validly approved by the Board of Directors of the Company, the Shares will be duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the terms of the Plans and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McDermott Will Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will Emery LLP.